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                                                                EXHIBIT 99.1





                                August 14, 1997



Mr. James W. Crook
Chairman of the Board
Melamine Chemicals, Inc.
P.O. Box 748
River Road, Highway 18
Donaldsonville, LA  70346

Dear Jimmy:

This follows my June 27, 1997 letter in which Ashland Inc. expressed an interest in purchasing all of the issued and outstanding shares of Melamine Chemicals, Inc. not owned by Ashland. We continue to have such an interest. More than six weeks have passed and we have not yet received a formal response to our expression of interest, although you and I did have a telephone conversation.

We are pleased that you have retained Goldman Sachs. We have received a draft Secrecy Agreement from Goldman on behalf of Melamine. However, we are unwilling to sign this agreement in its current form because of the provisions in the "standstill" paragraph. We believe that it is not in the best interests of the shareholders of Melamine for potential buyers to be encumbered by such restrictions.

Having said this, it continues to be our desire to engage in a friendly negotiated transaction and, subject to a due diligence review and the signing of a definitive agreement containing customary terms and conditions (which would include, among other things, that no material adverse change will have occurred with respect to the business, financial condition, capital structure or prospects of Melamine), Ashland is hereby increasing its conditional offer to a price of $14.75 per share to be paid in cash to all shareholders at closing. This offer is not contingent upon financing. We are prepared to act quickly to bring a transaction to closing. While it continues to be our very strong preference to work with you toward a negotiated transaction, in the event you do not wish to proceed jointly at this time, Ashland will consider alternative approaches.

I am asking for a definitive response to this offer from you no later than close of business on August 25, 1997. I look forward to your response.

                                        Sincerely yours



                                        Paul W. Chellgren